Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 5, 2022
Contact:	Paul W. Nester
President and CEO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS

SECOND QUARTER EARNINGS

ROANOKE, Va.  (May 5, 2022)--RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company net loss of $24,494,429 or $2.89 per share for the quarter ended March 31, 2022.  The net loss reflects an after-tax impairment charge of approximately $29,600,000 related to RGC Midstream, LLC’s investment in the Mountain Valley Pipeline, LLC.  Underlying net income, a non-GAAP measure that excludes the impairment, was $5,077,546 or $0.60 per share, which compares to consolidated earnings of $4,767,478 or $0.58 per share for the quarter ended March 31, 2021.  CEO Paul Nester stated, “The 6.5% underlying net income growth in the second quarter was driven by the strength of our core Roanoke Gas utility business.  Operating income improved 5% in the quarter due to investment in infrastructure replacement programs, customer growth, and a large customer that has significantly increased their natural gas usage.”

Net loss for the twelve months ending March 31, 2022 was $20,298,579 or $2.42 per share.  Underlying net income for the same period was $9,273,396 or $1.11 compared to $10,368,023 or $1.27 per share for the twelve months ended March 31, 2021.  The decline in underlying net income is due to the $3.5 million non-cash MVP AFUDC decline, net of a 14% increase in operating income.  Nester attributed the operating income growth to strong utility margins.  “The utility margin increase was favorably impacted by infrastructure replacement revenue, weather adjusted revenues and customer growth.”

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Utility margins is a non-GAAP measure defined as utility revenues less cost of gas.  Underlying net income removes the effect of the after-tax impairment charge from the results of operations to enhance the comparability of financial results between periods.   Management considers these non-GAAP measures to provide useful information to both management and investors for purpose of such comparability and in evaluating operating performance, but they should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for, or superior to, GAAP results.

Net income and underlying net income for the three months ended March 31, 2022 is not indicative of the results to be expected for the fiscal year ending September 30, 2022 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, including regarding customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations and regulatory and legal challenges and those set forth in the Company’s Form 10-Q for the quarter ended March 31, 2022.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Twelve months ended March 31,
	2022	2021	2022	2021

Operating revenues	$29,529,683	$28,253,662	$80,196,863	$68,622,886
Operating expenses	22,086,295	21,154,236	65,277,556	55,505,486
Operating income	7,443,388	7,099,426	14,919,307	13,117,400
Equity in earnings (loss) of unconsolidated affiliate	(445)	(3,797)	386,350	3,885,081
Impairment of unconsolidated affiliates	(39,822,213)	—	(39,822,213)	—
Other income, net	344,510	287,548	961,521	778,335
Interest expense	1,103,844	1,007,764	4,232,992	4,003,273
Income (loss) before income taxes	(33,138,604)	6,375,413	(27,788,027)	13,777,543
Income tax expense (benefit)	(8,644,175)	1,607,935	(7,489,448)	3,409,520

Net income (loss)	$(24,494,429)	$4,767,478	$(20,298,579)	$10,368,023

Net earnings (loss) per share of common stock:
Basic	$(2.89)	$0.58	$(2.42)	$1.27
Diluted	$(2.89)	$0.58	$(2.42)	$1.27

Cash dividends per common share	$0.195	$0.185	$0.760	$0.720

Reconciliation of GAAP net income to underlying net income:
Net income (loss) as reported	$(24,494,429)	$4,767,478	$(20,298,579)	$10,368,023
Impairment - net of income tax	29,571,975	-	29,571,975	-
Underlying net income	$5,077,546	$4,767,478	$9,273,396	$10,368,023

Underlying earnings per share: basic and diluted	$0.60	$0.58	$1.11	$1.27

Weighted average number of common shares outstanding:
Basic	8,486,518	8,217,822	8,372,548	8,171,202
Diluted	8,486,518	8,230,650	8,372,548	8,185,332

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
Assets	2022	2021
Current assets	$32,520,634	$16,563,212
Utility plant, net	218,709,630	203,698,440
Other assets	37,128,221	71,902,386

Total Assets	$288,358,485	$292,164,038

Liabilities and Stockholders’ Equity
Current liabilities	$36,576,652	$20,775,066
Long-term debt, net	104,841,078	120,770,429
Deferred credits and other liabilities	41,478,026	53,043,935
Total Liabilities	182,895,756	194,589,430
Stockholders’ Equity	105,462,729	97,574,608

Total Liabilities and Stockholders’ Equity	$288,358,485	$292,164,038